UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2024

Sharps Technology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-41355	82-3751728
(Commission File Number)	(IRS Employer Identification No.)

105 Maxess Road, Melville, New York 11747

(Address of Principal Executive Offices)

(631) 574 -4436

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	STSS	NASDAQ Capital Market
Common Stock Purchase Warrants	STSSW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 20, 2024, Sharps Technology, Inc. (and its wholly-owned subsidiary Sharps Technology Acquisition Corp., collectively, (the “Company”) entered into a series of agreements with Nephron SC Inc., Nephron Sterile Compounding Centers, LLC. both wholly-owned subsidiaries of Nephron and Nephron’s affiliate, InjectEZ, LLC. (collectively, “Nephron”) (together, the “Parties”). These agreements reflect changes to the agreements originally entered into on September 22, 2023 which transaction did not close under its original terms. The terms of the agreements are summarized below.

The Company entered into a five-year Purchase Agreement (the “Purchase Agreement”) with Nephron whereby Nephron agreed to utilize the Company as its exclusive pre-filled copolymer syringe manufacturer and to purchase a minimum aggregate of approximately $188.5 million dollars of syringes over the term of the Purchase Agreement. The Purchase Agreement contains specific quantities of products required to be purchased from the Company during the term of the Purchase Agreement. Notwithstanding the foregoing, the Purchase Agreement is contingent on the closing of the Asset Purchase Agreement as amended and as described immediately below.

Additionally, the Company also entered into an amendment to the Asset Purchase Agreement originally dated September 22, 2023 (the “Amendment”). The Amendments to the existing Asset Purchase Agreement are as follows and are effective as of May 20, 2024:

Definition of Cash Consideration:

The Parties have agreed to delete and replace the definition of cash consideration with the following:

“Cash Consideration” Means $35,000,000 (35 Million) in cash payable on Closing; $1,000,000 of the Cash Consideration shall be payable as a deposit within 14 days of the approval by the Seller’s senior lender as set forth in Section 6 of this Agreement and the related transactions contemplated hereby. The $1,000,000 deposit (the “Deposit”) shall be held by a mutually agreeable third party designated by the Seller pursuant to a customary mutually agreeable escrow agreement to be entered into prior to the payment of the deposit and shall be non-refundable unless the failure to consummate the purchase of the Transferred Assets is a result of the failure or inability of the Seller to comply with the terms of the Asset Purchase Agreement, as amended hereby including the failure to remove all outstanding liens on the Assets.

Additionally, reference to the $10.0 million subordinated Note is eliminated.

Definition of Transferred Assets

The Parties have agreed to modify the definition of Transferred assets to those listed in Schedule 2(b) of the Amendment.

Modification of Section 2.6

The Parties have agreed to modify the previous ten-year lease under Section 2.6(b), to an eight-year lease. The previous lease agreement is to be replaced entirely by Exhibit A to the Amendment.

Section 2.6(d) is to be revised to read “Seller agrees to use their best efforts to provide laboratory support to the Buyer as requested. In addition, the Seller will provide support explaining the historical relationship with the contractors who they purchased equipment from or who are contracted to provide continuing maintenance on such equipment.” Additionally, all reference to the Support Agreement is eliminated and all reasonable requests for services or assistance as related to the Assets being acquired are to be at the Company’s expense.

Section 2.6(e) is revised to read “Nephron Supply Agreement. Prior to or upon the Closing, Nephron and Buyer shall enter into a five-year supply agreement, commencing on the date when the Buyer is able to deliver product suitable to Nephron, with a potential two-year extension, whereby Nephron shall agree to purchase certain products identified on Schedule 2.6(e) to the new Supply Agreement to be entered into between the Parties, in the quantities and at the prices set forth on such Schedule 2.6 (e) to the Supply Agreement.”

Modification to Section 3

The Parties have agreed to revise Section 3.4 “Additional information” to provide the Company with electronic access to all of InjectEZ, LLC’s files that are aligned with building, design, equipment, operational and safety procedures, quality systems documentation, standard operation procedures, work instructions, and process development. Additionally, Section 3.8 has been amended to state the following “All invoices related to the Transferred Assets shall have been paid and all liens related to the Transferred Assets shall have been satisfied.”

The foregoing is a summary description of certain terms of the transaction documents. For a full description of all terms of the transaction documents, please refer to the Purchase Agreement that is incorporated by reference and filed herewith as Exhibit 10.1, and Amendment No. 1 to the Asset Purchase Agreement that is incorporated by reference and filed herewith as Exhibit 10.2.

Item 9.01 Exhibits

Exhibit No.	Description
10.1	Purchase Agreement dated May 6, 2024, by and between the Company and Nephron Pharmaceuticals, Inc.
10.2	Amendment No. 1 to Purchase Agreement dated September 22, 2023 by and between the Company and Nephron Pharmaceuticals, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2024

SHARPS TECHNOLOGY, INC.

/s/ Robert M. Hayes
Robert M. Hayes
Chief Executive Officer